Exhibit 10

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of this 1st day of January, 2005, by and between Duska Therapeutics, Inc., a Nevada corporation located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004 (referred to collectively with Duska Scientific Co. as “Duska”), and Marie Sciocchetti residing at Marie Sciocchetti, M.B.A. 701 Pine Ridge Road Media, PA 19063 (“Employee”).

WHEREAS, Employee has served as first the Director of Operations and then Vice President of Operations of Duska Scientific Co. and since August 30, 2004 as Duska’s Vice President of Operations;

WHEREAS, Duska is desirous of continuing the employment of Employee as Vice President of Operations; and

WHEREAS, Duska and Employee desire to enter into an agreement pursuant to which Duska will employ Employee, and Employee will serve in the position of Vice President of Operations, on a full-time basis pursuant to the terms and provisions contained herein;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Duska and Employee hereby agree as follows:

1. Responsibilities. The Employee agrees to provide to Duska services in the capacity of Vice President of Operations (the “Services”). The Services will be those customarily performed by a Vice President of Operations for a public company such as Duska, including being responsible for maintaining the working business operations environment for Duska. In addition, the Employee shall serve as the project manager for the Phase II clinical trials for Duska’s ATPace™ product candidate.

The Employee will report directly to and be responsible to the President of Duska. The Employee will perform the Services at Duska’s executive offices on a full-time basis.

2. Term. The term of this Agreement (the “Term”) shall commence as of January 1, 2005 and shall terminate on December 31, 2005 unless terminated sooner by Employee or Duska as set forth in Section 7 hereunder. The Term of this Agreement will be extended automatically for successive one year periods unless either party terminates this Agreement upon 30 days written notice to the other party prior to the end of the then current Term.

3. Compensation and Benefits.

3.1 Salary. Duska shall pay Employee during the Term $8,333.33 per month, payable in equal, semi-monthly payments of $4,166.67 each, paid on the 15th and the last day of each month commencing on January 1, 2005. Duska will withhold all income taxes, social security payments and other withholdings from each of Employee’s paychecks and be responsible for making such payroll tax payments with respect to Employee as required by applicable laws. Employee acknowledges that Employee is owed as of January 1, 2005 a total of $4,000, representing the balance of payments for a $10,000 bonus payable for 2003 services to be continued to be paid at a rate of $1,000 the 1st day of each month until paid in full. No further amounts for salary, bonus or other compensation from Duska or Duska Scientific Co. are owed for any periods prior to January 1, 2005.

3.2 Bonus. In the event of exceptional performance of the Services (as measured by meeting or exceeding certain milestones to be established by April 30, 2005 or as soon thereafter as reasonably practicable by Duska’s President after discussions of these milestones with Employee), Employee may be awarded a bonus for such Services based on the recommendation of Duska’s President and subject to the approval of such bonus and the amount thereof by Duska’s Board of Directors (the “Board”) in its sole discretion.

3.3 Stock Options. Employee will be eligible to receive options to purchase common stock of Duska at an exercise price equal to the fair market value of such stock at the time of the stock option grant. Employee will be awarded a stock option grant of 20,000 shares by no later than May 1, 2005 under Duska’s 2004 Equity Incentive Plan (the “Stock Option Plan”), with the terms of the option to be in accordance with the Stock Option Plan.

3.4 Benefits and Insurance. While this Agreement is in effect, Duska will maintain worker’s compensation insurance and term life insurance for the benefit of Employee. The foregoing life insurance shall consist of a policy with a $200,000 death benefit or such smaller death benefit as can be maintained at an annual premium cost to Duska of not more than $1,500. Duska will obtain disability insurance, as to which the premium cost to Duska for such insurance shall not exceed $2,000 per year, which will provide for a monthly benefit to be paid to Employee in the event Duska terminates this Agreement due to Employee’s permanent disability. Duska will also provide the same health and other insurance or benefits for the Employee as are generally provided to other full-time employees at such time that Duska employs others on a full-time basis. Prior to Duska providing health insurance to other employees, Duska will provide such insurance for the Employee, but with the amount of the premiums for such insurance to be an offset against the Employee’s stated salary of $100,000 per annum. The Employee will be entitled to two weeks non-accruing paid vacation, holidays applicable to similarly situated employees of Duska, and seven days paid personal leave annually.

4. Indemnity. Employee agrees to indemnify and hold Duska harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs, and expenses, including attorneys’ fees, arising from a breach of any of the Employee’s representations and warranties herein or attributable to or resulting from Employee’s gross negligence or willful misconduct in fulfilling her duties as Duska’s Vice President of Operations. Employee warrants and represents that she has full power and authority to enter into and perform this Agreement, and that her performance of this Agreement shall not violate any other agreement to which she is a party. Duska agrees to indemnify and hold Employee harmless from and against any and all claims, demands, causes of action, losses, damages, liability, costs and expenses, including attorneys’ fees arising out of Employee’s fulfillment of her duties as Duska’s Vice President of Operations, other than those arising from Employee’s breach of any of her representations and warranties hereunder or Employee’s gross negligence or willful misconduct.

5. Proprietary Rights. All work performed and all materials developed or prepared for Duska by Employee in her capacity of Duska’s Vice President of Operations are the property of Duska and all title and interest therein shall vest in Duska and shall be deemed to be works made for hire and made in the course of Employee’s fulfillment of her duties. To the extent that title to any such works may not, by operation of law, vest in Duska or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to Duska. All such materials shall belong exclusively to Duska, and Duska shall have the right to obtain and to hold in its own name, copyrights, trademarks, patents, other registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Employee agrees to give Duska and any person designated by Duska such reasonable assistance, at Duska’s expense, as is required to perfect the rights defined in this Section.

6. Confidential Information.

6.1 Confidentiality Obligations. “Confidential Information” means, collectively: (a) business or technical information of Duska or any third party, including but not limited to information relating to Duska’s or any third party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) any information designated by Duska or any third party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement. Employee agrees that she will not disclose to any third party or use any Confidential Information disclosed to her by Duska except as expressly permitted in this Agreement; and that she will take all reasonable measures to maintain the confidentiality of all Confidential Information of Duska in her possession or control, which will in no event be less than the measures she uses to maintain the confidentiality of her own information of similar importance.

6.2 Exclusions. “Confidential Information” will not include information that is: (i) already lawfully known by the receiving party prior to this Agreement without restriction, (ii) in the public domain due to no fault of the receiving party, (iii) rightfully obtained by the receiving party without similar restriction from such party, (iv) independently developed by the receiving party without reference to the other party’s confidential information, or (v) provided by the disclosing party to another party without similar restriction.

7. Termination. This Agreement and Employee’s rights and obligations hereunder shall, under any of the following circumstances, terminate in advance of the time specified in Section 2 above, and Employee shall have the right to receive only compensations that shall be accrued hereunder through the effective date of such termination and shall have no right to receive any further compensation hereunder from and after the time of such termination:

7.1 Death. This Agreement and Employee’s duties hereunder shall terminate immediately upon the death of the Employee.

7.2 Termination by Duska.

7.2.1 In the event that Employee shall become either physically or mentally incapacitated so as to be incapable of performing her duties of Vice President of Operations required hereunder, and if such incapacity shall continue for a period of 30 consecutive days, Duska may, at its option, terminate this Agreement and Employee’s duties hereunder by written notice to Employee at that time or at any time thereafter while such incapacity continues. Duska may terminate this Agreement for Cause (as hereinafter defined) at any time upon written notice to Employee. “Cause” as used in this Agreement means that Employee, (i) after reasonable notice and warning, has failed to perform her duties to Duska as determined by the Board or has been materially deficient in achieving the performance milestones established for Employee by the Board in consultation with Employee, (ii) has materially breached any of the terms or conditions of this Agreement and has failed to correct such breach within 15 days following written notice from Duska of such breach, or (iii) has been charged with a felony or has committed or participated in any intentionally dishonest or fraudulent act that materially damages, or may materially damage, the business or reputation of Duska. Upon any termination under this Section 7.2.1, Duska shall have no liability to Employee for any salary, bonus or other compensation or benefits under this Agreement with respect to any period after the date of termination.

7.3 Termination by Employee. Employee may voluntarily terminate this Agreement at any time upon 30 days prior written notice to Duska. Employee may terminate this Agreement at any time upon written notice to Duska if Duska shall have materially breached any of the provisions of this Agreement.

7.4 Termination Obligations.

7.4.1 Return of Duska’s Property. The Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by the Employee in the course of or incident to the Employee’s employment, belong to Duska and shall be promptly returned to Duska upon termination of the Employee’s employment.

7.4.2 Cooperation in Pending Work. Following any termination of the Employee’s employment, the Employee shall reasonably cooperate with Duska in all matters relating to the winding up of pending work on behalf of Duska and the orderly transfer of work to other employees of Duska. The Employee shall also cooperate in the defense of any action brought by any third party against Duska that relates in any way to the Employee’s acts or omissions while employed by Duska.

8. General Terms.

8.1 Successors and Assigns. This Agreement shall inure to the benefits of Employee and Duska and Duska’s successors and assigns. This Agreement is personal to Employee. Employee may not sell, transfer, sublicense, subcontract, hypothecate or assign her rights and duties under this Agreement without the prior written consent of Duska. Duska will assign its rights and obligations under this Agreement to any successor. However, Employee hereby agrees to the termination of this Agreement without any liability to Employee upon completion of any transaction in which another entity or person takes control of Duska.

8.2 Notices. Any notices or communications under this Agreement shall be in writing and shall be hand-delivered or sent by certified mail (return receipt requested), or telecopied, or overnight couriered to the party receiving such communication at the address specified below:

If to Duska:	Duska Therapeutics, Inc. Two Bala Plaza, Suite 300 Bala Cynwyd, PA 19004 Attn: President

If to Employee:	Marie Sciocchetti, M.B.A. 701 Pine Ridge Road Media, PA 19063

or such other address or addressee as either party may in the future specify to the other party.

8.3 Pennsylvania Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, excluding its conflicts of laws provisions.

8.4 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be decided by binding arbitration by the American Arbitration Association and shall be held in Philadelphia, Pennsylvania. The ruling of the arbitrator shall be final and may be enforced by any party to such arbitration in any court of competent jurisdiction located in Philadelphia, Pennsylvania.

8.5 Amendment. No modification, amendment, supplement to or waiver of the provisions of this Agreement shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

8.6 Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.

8.7 Entire Agreement. This Agreement attached hereto set forth the entire understanding of the parties as to the subject matter therein and may not be modified except in writing executed by both parties.

8.8 Severability. In the event any one or more of the provisions of this Agreement is invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.

8.9 Survival. The following Sections shall survive the termination of this Agreement: 4 (Indemnity), 5 (Proprietary Rights), 6 (Confidentiality) and 7.4 (Termination Obligations).

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the Effective.

MARIE SCIOCCHETTI, M.B.A.	DUSKA THERAPEUTICS, INC.

/s/ Marie Sciocchetti	By:	/s/ A. Pelleg
	Name:	Dr. Amir Pelleg
	Title:	President

Date: 4/20/05	Date: 4/20/05